UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C
(RULE 14c-101)

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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 Preliminary information statement

 Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2))

☑ Definitive information statement

THE SARATOGA ADVANTAGE TRUST
(Name of Registrant as Specified in Its Charter)

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THE SARATOGA

ADVANTAGE TRUST

March 9, 2020

Dear Shareholder:

The enclosed document is for informational purposes only. You are not being asked to vote or take action on any matter. This information statement (“Information Statement”) provides information regarding the approval by the Board of Trustees (the “Board) of the Saratoga Advantage Trust (the “Trust”) of a new investment advisory agreement on behalf of the Trust’s Health & Biotechnology Portfolio (the “Portfolio”). The Portfolio is advised by Oak Associates, ltd. (“Oak Associates” or the “Adviser”) pursuant to an investment advisory agreement between Saratoga Capital Management, LLC (the “Manager”) and Oak Associates.

On or about December 31, 2019, the Adviser’s interest holders, James D. Oelschlager and Vanita Oelschlager, sold substantially all of their collective ownership interest in the Adviser to an ownership group led by certain members of the Adviser’s management team, as described in the enclosed Information Statement. This transaction constituted an “assignment” within the meaning of the Investment Company Act of 1940, as amended (the “1940 Act”) of the investment advisory agreement between the Manager and Oak Associates, resulting in its automatic termination. The Board approved a new investment advisory agreement between the Manager and the Adviser prior to the closing of the transaction, which took effect on or about December 31, 2019. This new investment advisory agreement is not expected to result in any material changes to the Portfolio’s investment strategies or portfolio management team.

The enclosed Information Statement is provided in lieu of a proxy statement to shareholders of record of the Portfolio as of February 13, 2020. We Are Not Asking You For a Proxy and You Are Requested Not To Send Us a Proxy.

Sincerely,

Bruce E. Ventimiglia
President, CEO and
Chairman of the Board of Trustees

THE ENCLOSED DOCUMENT IS FOR INFORMATIONAL PURPOSES ONLY.
YOU ARE NOT BEING ASKED TO VOTE OR TAKE ACTION ON ANY MATTER.

BACKGROUND

On October 25, 2019, the Board of Trustees (the “Board”) of The Saratoga Advantage Trust (the “Trust”) approved, at the recommendation of Saratoga Capital Management, LLC (the “Manager”), a new investment advisory agreement between the Manager and Oak Associates, ltd. (“Oak Associates” or the “Adviser”) (the “New Investment Advisory Agreement”) on behalf of the Health & Biotechnology Portfolio (the “Portfolio”) as described below, effective December 31, 2019.

As part of ongoing long-term succession planning, James D. Oelschlager and Vanita Oelschlager, the owners of the Advisers, sold substantially all of their collective ownership interest in the Adviser to an ownership group led by certain members of the Adviser’s management team on or about December 31, 2019. The sale of this ownership interest constituted a change in control of Oak Associates, (the “Change of Control”) resulting in the “assignment” of the prior investment advisory agreement between the Manager and the Adviser dated July 18, 2005 (the “Prior Agreement”) under the Investment Company Act of 1940 (the “1940 Act”). Such an assignment under the 1940 Act resulted in the automatic termination of the Prior Agreement. The terms of the New Investment Advisory Agreement are substantially identical to those of the Prior Agreement with Oak Associates. This New Investment Advisory Agreement is not expected to result in any material changes to the Portfolio’s investment strategies or portfolio management team.

Oak Associates, a registered investment adviser, had approximately $1.859 billion in assets under management as of December 31, 2019. Oak Associates is located at 3875 Embassy Parkway, Suite 250, Akron, OH 44333.

Under an exemptive order (the “Order”) the Trust has received from the Securities and Exchange Commission, the Manager is permitted, subject to the approval of the Board, to select investment advisers to manage all or a portion of the assets of the Portfolio and enter into and materially amend investment advisory agreements with investment advisers without obtaining shareholder approval. Under the conditions of the Order, the Trust must provide notice to shareholders within 90 days of hiring a new investment adviser. This Information Statement is being supplied to shareholders to fulfill the notice condition, and will be mailed on or about March 9, 2020 to the Portfolio’s shareholders of record as of February 13, 2020 (the “Record Date”).

As of the Record Date, there were issued and outstanding 271,946.683, 49,981.186, and 324,241.769 shares of the Portfolio’s A, C and I classes, respectively.

II.	INFORMATION CONCERNING THE NEW INVESTMENT ADVISORY AGREEMENT BETWEEN THE MANAGER AND OAK ASSOCIATES WITH RESPECT TO THE PORTFOLIO.

Oak Associates serves as the adviser to the Portfolio and provides advisory services to the Portfolio pursuant to an investment advisory agreement between the Manager and Oak Associates. As adviser to the Portfolio, Oak Associates is responsible for managing the assets of the Portfolio in a manner consistent with the terms of an investment advisory agreement and the investment objective, strategies, policies and fundamental investment restrictions of the Portfolio. The Prior Agreement was last approved by the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (the “Independent Trustees”), on April 11, 2019.

As discussed below under “Board Consideration,” the Board authorized the Manager to enter into the New Investment Advisory Agreement with Oak Associates on behalf of the Portfolio, effective December 31, 2019, due to the Prior Agreement’s automatic termination on or about December 31, 2019, resulting from the Change of Control.

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The New Investment Advisory Agreement, dated December 31, 2019, contains substantially identical terms and conditions as the Prior Agreement except for the dates of execution and termination. In particular, shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement.

Investment Advisory Fee Rates

As compensation for its services performed and costs assumed under the New Investment Advisory Agreement, Oak Associates will receive from the Manager, as it did under the Prior Agreement, a portion of the management fee payable by the Portfolio to the Manager. The Manager’s management fee is calculated at annual rate of 1.25% of daily net assets of the Portfolio. This rate will not change under the New Investment Advisory Agreement.

Investment Advisory Fees Paid

For the Trust’s fiscal year ended August 31, 2019, the Manager paid $45,433 in investment advisory fees to Oak Associates.

III.       BOARD CONSIDERATION

On October 25, 2019, the Board met in person and considered the New Investment Advisory Agreement. At their meeting, the Trustees, including all of the Independent Trustees, approved the New Investment Advisory Agreement effective December 31, 2019.

To assist the Board in its consideration of the New Investment Advisory Agreement, the Board received in advance of the Meeting certain materials and information. The Board also reviewed and discussed the terms of the New Investment Advisory Agreement and compared it to the Prior Agreement. The Board noted that the New Investment Advisory Agreement contains substantially identical terms and conditions as the Prior Agreement except for the dates of execution and termination. Among other things, the Board considered, with its legal counsel:

a)	that the Board had, at the Meeting of the Board held on April 10 and 11, 2019, performed a full review of the Prior Agreement with Oak Associates and had determined that Oak Associates had the capabilities, resources and personnel necessary to provide investment advisory services to the Portfolio;
b)	assurances received from Oak Associates that the Change of Control is not expected to result in any diminution in the nature, quality and extent of services provided to the Portfolio and its shareholders;
c)	assurances received from Oak Associates as to the consistency of the portfolio management team that would be primarily responsible for the day-to-day management of the Portfolio; and
d)	that the sub-advisory fee schedule under the New Investment Advisory Agreement would not differ from the schedule under the Prior Agreement.

The Board determined that the information the Board had considered with its legal counsel with respect to the following factors in connection with its April 11, 2019 approval of the Prior Agreement and its conclusions regarding those factors were applicable to its decision to approve the New Investment Advisory Agreement: (i) the nature, quality and extent of the services provided by Oak Associates; (ii) the depth of organization, expertise, reputation and experience of Oak Associates; (iii) Oak Associates’ investment performance; and(iv) the reasonableness of the fee split between the Manager and Oak Associates.

The Board also discussed the terms and conditions of the New Investment Advisory Agreement. The Board noted that, other than the dates of execution, effectiveness and termination, the terms of the New Investment Advisory Agreement are substantially the same, in all material respects, as the terms of the Prior Agreement. In particular, the Board noted that under the New Investment Advisory Agreement shareholders will not be paying any additional fees or expenses over those that were being paid under the Prior Agreement. Based upon its review of the above factors and all other factors they deemed relevant, the Board concluded that

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the New Investment Advisory Agreement is in the best interests of the Portfolio and its shareholders, and that the fees provided therein are fair and reasonable in light of the usual and customary charges made by others for services of the same nature and quality.

Based upon its review and the representations made to it and after consideration of the above factors, and such other factors and information as it deemed relevant, the Board approved the New Investment Advisory Agreement. No single factor reviewed by the Board was identified as the principal factor in determining whether to approve the New Investment Advisory Agreement and each Board Member may have attributed different weights to the various factors considered.

IV.       DURATION AND TERMINATION OF NEW INVESTMENT ADVISORY AGREEMENT

The New Investment Advisory Agreement will have an initial term of one year, and thereafter will continue in effect for successive annual periods provided such continuance is approved at least annually by
(i) a majority of the Independent Trustees and a majority of the Board as a whole or (ii) the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio.

The New Investment Advisory Agreement may be terminated on the same terms as the Prior Agreement and will automatically terminate in the event of its “assignment” (as defined in the 1940 Act).

V.	GENERAL INFORMATION CONCERNING OAK ASSOCIATES

The names, titles and principal occupations of the executive officers and directors of Oak Associates are set forth in the following table:

NAME	TITLE AND PRINCIPAL OCCUPATION
James D. Oelschlager	Founder and Co-Chief Investment Officer of Oak Associates
Margaret L. Ballinger	President, Chief Compliance Officer and Chief Operating Officer of Oak Associates
Carol L. Zollars	Chief Financial Officer of Oak Associates
Robert D. Stimpson	Co-Chief Investment Officer of Oak Associates

The business address of each person listed above is 3875 Embassy Parkway, Suite 250, Akron, Ohio 44333.

Other Matters

The Trust will furnish, without charge, a copy of the Trust’s annual report for its most current fiscal year ended August 31st to a shareholder upon request. To obtain a report, please contact the Trust by calling 1-800-807-FUND (or by writing to The Saratoga Advantage Trust, 1616 N. Litchfield Rd., Suite 165, Goodyear, Arizona 85395, Attention: Bruce E. Ventimiglia).

The Manager is located at 1616 N. Litchfield Rd., Suite 165, Goodyear, Arizona 85395.

The Trust is not required to hold annual meetings of shareholders, and therefore it cannot be determined when the next meeting of shareholders will be held. Shareholder proposals to be presented at any future meeting of shareholders of the Trust must be received by the Trust within a reasonable time before the Trust’s solicitation of proxies for that meeting in order for such proposals to be considered for inclusion in the proxy materials related to that meeting. The cost of the preparation, printing and distribution of this Information Statement is an expense of the Trust.

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